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                                                                    EXHIBIT 99.1

                                 Diedrich Coffee
                              2144 Michelson Drive
                            Irvine, California 92612

                                     CONSENT

         The undersigned acknowledges that he is named as a person expected to become a member of the board of directors of Diedrich Coffee (the "Company") in the Company's Registration Statement on Form S-1, as amended, relating to the offering of 2,200,000 shares of Common Stock of the Company (2,530,000 shares if the underwriters' over-allotment option is exercised in full) and consents to the use of his name in that regard.


                                                  /s/  PETER CHURM
                                                ------------------------
                                                       Peter Churm